Exhibit 99.1


                                Financial Update
                                   For Q2 2004
                               As of June 9, 2004
                              on a Pro-Forma Basis



Revenue

We expect revenue for the second quarter to increase sequentially in the 2% to 4% range. Our revenue expectations are lower than the previous guidance of mid-single digits because shipments scheduled for the current quarter were pushed out due to longer lead times.



Gross Margin

Expected to be around 61% during the second quarter.



Operating Spending

Operating spending is expected to be approximately $23.3 million.



Other Income

Other income is expected to be approximately $0.8 million.



Tax Provision

The tax rate for the second quarter is expected to be about 22%. The rate increased from the previous guidance of 11% because we do not expect Congress to pass federal R&D tax credit extension legislation during the second quarter. Assuming (as we do) that the R&D tax credit will be extended this year, our tax rate for the full 2004 fiscal year would be about 15%, with a cumulative adjustment made in the quarter in which the legislation is passed.



Outstanding Shares

Share count is expected to end the quarter at approximately 27.5 million shares.



Q2 2004 earnings release conference call will occur on July 21, 2004 at 2:30 Pacific Time.



This financial update is intended to inform all interested parties of Actel's current expectations for the second quarter of 2004. This update is made as of June 9, 2004, pursuant to the safe harbor provisions of the Public Securities Litigation Reform Act of 1995.

Actel's operating results are subject to a multitude of risks that could cause actual results to differ materially from those forecast, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition and rapid technological change, intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. For a discussion of these and other factors that could have a materially adverse effect on Actel's operating results, please see "Risk Factors" in Actel's most recent SEC filings, which will be provided to you free of charge upon request.